SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2004

HOST MARRIOTT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-14625	53-0085950
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6903 Rockledge Drive

Suite 1500

Bethesda, MD 20817

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Item 5.    Other Events

On July 21, 2004, Host Marriott Corporation issued an earnings release announcing its financial results for the second quarter ended June 18, 2004. The consolidated balance sheet and consolidated statement of operations and other financial data for the second quarter included in the earnings release are filed as Exhibit 99.1 to this report and are incorporated herein by reference.

Second quarter results include the following:

•	Total revenue was $927 million and $1,730 million for the second quarter and year-to-date 2004, respectively, compared to $828 million and $1,597 million for the second quarter and year-to-date 2003, respectively.

•	Net income (loss) was $17 million and $(14) million for the second quarter and year-to-date 2004, respectively, as compared to $(14) million and $(48) million for the second quarter and year-to-date 2003, respectively.

•	Earnings (loss) per diluted share was $.02 and $(.10) for the second quarter and year-to-date 2004, respectively, compared to $(.09) and $(.25) for the second quarter and year-to-date 2003, respectively.

•	Results of operations for the second quarter and year-to-date 2004 include approximately $30 million and $42 million, respectively, of charges for call premiums and the acceleration of deferred financing costs for prepayment of debt. For the second quarter and year-to-date 2004, this represents approximately $.09 and $.13 of earnings per diluted share, respectively.

In addition, the Company announced the following information which we deem of importance to security holders:

•	the redemption of $559 million of 7 7/8% Series B senior notes with the proceeds from the first quarter issuance of 3.25% exchangeable senior debentures, asset sales and available cash. As a result of these redemptions, the Company recorded a charge for call premiums and the acceleration of deferred financing costs totaling approximately $30 million in the quarter.

•	the issuance of 4 million shares of 8 7/8% Class E redeemable preferred stock for net proceeds of approximately $97 million. These proceeds, along with available cash, will be used to redeem all 4.16 million shares of the 10% Class A preferred stock on August 3, 2004 for approximately $104 million.

•	the issuance of 25 million shares of common stock for net proceeds to the Company of approximately $301 million, which, along with available cash, were used to acquire the Fairmont Kea Lani Maui on July 15, 2004.

•	on July 15, 2004, the Company acquired the 450-suite Fairmont Kea Lani Maui, a premier luxury resort hotel located on 21 acres of Wailea’s Polo Beach for $355 million. The Company also completed the sale of the Dallas/Fort Worth Marriott for $59 million in the second quarter.

•	as of June 18, 2004, the Company had $771 million of cash and cash equivalents and $250 million of availability under its credit facility. After taking into consideration the acquisition of Fairmont Kea Lani and the redemption of the Class A preferred stock, the Company will have a cash balance of approximately $300 million.

•	the Company indicated that it will continue to pay its quarterly dividends on its preferred stock. In addition, the Company expects to pay a $.04 to $.06 per share dividend on its common stock in the fourth quarter of 2004, representing the final distribution of 2003 taxable income. Assuming continued improvement in operations in 2005 and a corresponding growth in taxable income, the Company intends to reinstate a quarterly dividend on its common stock in the $.04 to $.06 per share range beginning with the first quarter of 2005, which will be payable on or about April 15, 2005. Assuming further continued improvement in the Company’s operations, the Company believes its taxable income and hence its common dividend has the potential to grow substantially in subsequent years.

Forward-Looking Statements

This discussion includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We identify forward-looking statements in this report by using words or phrases such as “believe,” “expect,” “may be,” “intend,” “predict,” “project,” “plan,” “objective,” “will be,” “should,” “estimate,” or “anticipate,” or similar expressions. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance that involve known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks and uncertainties include those risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2003 and in our other filings with the Securities and Exchange Commission (SEC). Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release updates to any forward-looking statement contained in this report to conform the statement to actual results or changes in our expectations.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit No.	Description

99.1	Host Marriott Corporation’s consolidated balance sheet, consolidated statements of operations and other financial data for the second quarter of 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST MARRIOTT CORPORATION

July 21, 2004	By:	/s/ Larry K. Harvey
Larry K. Harvey Senior Vice President and Corporate Controller

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